Exhibit 99.1

Charles River Laboratories Announces Fourth-Quarter and Full-Year 2018 Results and Provides 2019 Guidance

– Fourth-Quarter Revenue of $601.5 Million and Full-Year Revenue of $2.27 Billion –

– Fourth-Quarter GAAP Earnings per Share of $1.21 and Non-GAAP Earnings per Share of $1.49 –

– Full-Year GAAP Earnings per Share of $4.59 and Non-GAAP Earnings per Share of $6.03 –

– Provides 2019 Guidance –

– Announces Binding Offer to Acquire Citoxlab –

WILMINGTON, Mass.--(BUSINESS WIRE)--February 13, 2019--Charles River Laboratories International, Inc. (NYSE: CRL) today reported its results for the fourth-quarter and full-year 2018 and provided guidance for 2019. For the quarter, revenue was $601.5 million, an increase of 25.7% from $478.5 million in the fourth quarter of 2017.

Acquisitions, which included MPI Research and KWS BioTest, contributed 15.7% to consolidated fourth-quarter revenue growth. The impact of foreign currency translation reduced reported revenue growth by 1.4%. Excluding the effect of these items, organic revenue growth of 11.4% was driven by all three business segments.

On a GAAP basis, fourth-quarter net income from continuing operations attributable to common shareholders was $59.7 million, compared to a net loss of $29.8 million for the same period in 2017. Fourth-quarter diluted earnings per share on a GAAP basis were $1.21, compared to a loss per share of $0.63 for the fourth quarter of 2017. The increase was primarily driven by last year’s GAAP loss per share that resulted from one-time expenses related to U.S. tax reform, which reduced earnings by $78.5 million, or $1.66 per share.

On a non-GAAP basis, net income from continuing operations was $73.2 million for the fourth quarter of 2018, an increase of 7.3% from $68.2 million for the same period in 2017. Fourth-quarter diluted earnings per share on a non-GAAP basis were $1.49, an increase of 6.4% from $1.40 per share for the fourth quarter of 2017.

The non-GAAP net income and earnings per share increases were driven primarily by higher revenue, including the contribution from the MPI acquisition, and operating margin improvement, as well as a lower tax rate. These increases were partially offset by higher interest expense and losses on the Company’s venture capital investments. The losses from the Company’s venture capital investments were $0.10 per share in the fourth quarter of 2018, compared to gains of $0.13 in the fourth quarter of 2017.

James C. Foster, Chairman, President and Chief Executive Officer, said, “We believe our strong financial performance in 2018 and outlook for 2019 reflect continuing robust industry fundamentals and the benefit of actions we have taken to enhance our position as the leading early-stage CRO. By focusing on expanding our global scale and enhancing our scientific expertise, by improving our operating efficiency, and by providing a more seamless and flexible client experience, we are able to provide the individualized support which our clients require to expedite their drug research efforts and meet their extensive scientific needs.”

“The proposed acquisition of Citoxlab would be another strategic expansion of our portfolio. We believe this acquisition would further strengthen our Discovery and Safety Assessment business and enhance our ability to achieve our long-term growth goals,” Mr. Foster concluded.

Fourth-Quarter Segment Results

Research Models and Services (RMS)

Revenue for the RMS segment was $128.5 million in the fourth quarter of 2018, an increase of 6.7% from $120.4 million in the fourth quarter of 2017. Organic revenue growth was 8.1%, driven primarily by higher revenue for research model services, as well as increased demand for research models in China. Research model services benefited from a large government contract in the Insourcing Solutions (IS) business, which commenced in September 2018, and strong client demand in the Genetically Engineered Models and Services business.

In the fourth quarter of 2018, the RMS segment’s GAAP operating margin increased to 24.6% from 10.5% in the fourth quarter of 2017. The GAAP operating margin increase was related primarily to an asset impairment and other charges in the fourth quarter of 2017 associated with the Company’s research model production site in Maryland. On a non-GAAP basis, the operating margin decreased to 25.1% from 25.9% in the fourth quarter of 2017. The non-GAAP operating margin decrease was driven primarily by the large government contract in the Insourcing Solutions business.

Discovery and Safety Assessment (DSA)

Revenue for the DSA segment was $358.2 million in the fourth quarter of 2018, an increase of 41.5% from $253.2 million in the fourth quarter of 2017. Acquisitions contributed 29.6% to DSA revenue growth, due primarily to the revenue contribution from MPI Research. Organic revenue growth of 12.9% was driven by both the Safety Assessment and Discovery Services businesses. By client segment, the DSA revenue increase was driven primarily by robust demand from biotechnology clients.

In the fourth quarter of 2018, the DSA segment’s GAAP operating margin increased to 18.8% from 18.5% in the fourth quarter of 2017. On a non-GAAP basis, the operating margin increased to 23.2% from 21.8% in the fourth quarter of 2017. The GAAP and non-GAAP operating margin increases were driven primarily by higher revenue in both the Discovery Services and Safety Assessment businesses.

Manufacturing Support (Manufacturing)

Revenue for the Manufacturing segment was $114.9 million in the fourth quarter of 2018, an increase of 9.6% from $104.8 million in the fourth quarter of 2017. Organic revenue growth was 11.4%, driven primarily by robust demand in the Microbial Solutions and Biologics Testing Solutions businesses.

In the fourth quarter of 2018, the Manufacturing segment’s GAAP operating margin increased to 35.1% from 34.7% in the fourth quarter of 2017. On a non-GAAP basis, the operating margin decreased to 37.4% from 37.6% in the fourth quarter of 2017.

Full-Year Results

For 2018, revenue increased by 22.0% to $2.27 billion from $1.86 billion in 2017. Organic revenue growth was 8.7%.

On a GAAP basis, net income from continuing operations attributable to common shareholders was $224.9 million in 2018, an increase of 82.1% from $123.5 million in 2017. Diluted earnings per share on a GAAP basis in 2018 were $4.59, an increase of 80.7% from $2.54 in 2017.

On a non-GAAP basis, net income from continuing operations was $295.4 million in 2018, an increase of 15.4% from $256.0 million in 2017. Diluted earnings per share on a non-GAAP basis in 2018 were $6.03, an increase of 14.4% from $5.27 in 2017.

On both a GAAP and non-GAAP basis, the Company recorded gains from venture capital investments totaling $0.23 per share in 2018, compared to gains of $0.28 in 2017.

Research Models and Services (RMS)

For 2018, RMS revenue was $519.7 million, an increase of 5.3% from $493.6 million in 2017. Organic revenue growth was 3.7%.

On a GAAP basis, the RMS segment operating margin increased to 26.3% in 2018 from 23.2% in 2017. On a non-GAAP basis, the operating margin decreased to 26.9% in 2018 from 27.3% in 2017.

Discovery and Safety Assessment (DSA)

For 2018, DSA revenue was $1.32 billion, an increase of 34.4% from $980.0 million in 2017. Organic revenue growth was 10.4%.

On a GAAP basis, the DSA segment operating margin decreased to 17.3% in 2018 from 18.7% in 2017. On a non-GAAP basis, the operating margin decreased to 21.7% in 2018 from 22.1% in 2017.

Manufacturing Support (Manufacturing)

For 2018, Manufacturing revenue was $429.6 million, an increase of 11.9% from $384.0 million in 2017. Organic revenue growth was 10.9%.

On a GAAP basis, the Manufacturing segment operating margin decreased to 31.7% in 2018 from 32.3% in 2017. On a non-GAAP basis, the operating margin decreased to 34.2% in 2018 from 35.5% in 2017.

Proposed Acquisition of Citoxlab

In a separate press release today, Charles River announced it has signed a binding offer to acquire Citoxlab for €448 million in cash (or approximately $510 million based on current exchange rates), subject to customary closing adjustments.

Citoxlab is a premier, non-clinical contract research organization (CRO), specializing in regulated safety assessment services, non-regulated discovery services, and medical device testing. With operations in Europe and North America, the proposed acquisition of Citoxlab would further strengthen Charles River’s position as the leading, global early-stage CRO by expanding its scientific portfolio and geographic footprint, which would enhance the Company’s ability to partner with clients across the drug discovery and development continuum.

The proposed acquisition is expected to add $115 to $130 million to Charles River’s 2019 consolidated revenue based on the anticipated timing of the close in the second quarter, and approximately $200 million to 2020 consolidated revenue. The proposed transaction is expected to be accretive to non-GAAP earnings per share by approximately $0.15 in 2019 and by at least $0.35 in 2020. Items excluded from non-GAAP earnings per share are expected to include all acquisition-related costs, which primarily include amortization of intangible assets, advisory fees, and integration costs.

2019 Guidance

The Company is providing the following revenue growth and earnings per share guidance for 2019, both excluding and including the impact of the proposed acquisition of Citoxlab, which was announced on February 13, 2019.

Excluding Citoxlab, earnings per share in 2019 are expected to benefit from higher revenue and modest operating margin improvement. This expectation is based on the Company’s belief that robust client demand will continue. Beginning in the first quarter of 2019, the Company will exclude the performance of its venture capital investments from non-GAAP financial results. As a result, the Company has not included an estimate of venture capital gains or losses in its 2019 earnings per share guidance. On a comparable basis excluding venture capital investment gains in 2018, year-over-year earnings per share growth is expected to be 16% to 19% on a GAAP basis, and 8% to 10% on a non-GAAP basis in 2019. A higher tax rate is expected to partially offset the contributions from higher revenue and modest operating margin improvement.

The Company’s revenue and earnings per share guidance excluding the impact of Citoxlab is as follows:

2019 GUIDANCE EXCLUDING CITOXLAB
Revenue growth, reported	10.5% - 12.0%
Less: Contribution from acquisitions (1)	(~3.0%)
Add: Negative impact of foreign exchange	~0.5%
Revenue growth, organic (2)	8.0% - 9.5%
GAAP EPS estimate (3)	$5.05 - $5.20
Amortization of intangible assets	~$1.10
Charges related to global efficiency initiatives (4)	~$0.05
Acquisition-related adjustments (5)	~$0.05
Non-GAAP EPS estimate	$6.25 - $6.40
Free cash flow (6)	$320 - $330 million

Footnotes to Guidance Table excluding Citoxlab:

(1) The contribution from acquisitions reflects only those acquisitions which have been completed.

(2) Organic revenue growth is defined as reported revenue growth adjusted for acquisitions and foreign currency translation.

(3) GAAP EPS guidance and related adjustments do not include any acquisition-related costs and charges associated with the planned acquisition of Citoxlab because the transaction has not been completed and estimates for these costs have not been finalized.

(4) These charges, which primarily include severance and other costs, relate primarily to the Company’s planned efficiency initiatives. Other projects in support of global productivity and efficiency initiatives are expected, but these charges reflect only the decisions that have already been finalized.

(5) These adjustments are related to the evaluation and integration of acquisitions completed prior to February 2019, and primarily include transaction, advisory, and certain third-party integration costs, as well as certain costs associated with acquisition-related efficiency initiatives.

(6) See Schedule 6 for a GAAP to non-GAAP reconciliation of Cash Flow from Operating Activities to Free Cash Flow.

The Company is also providing revenue and non-GAAP earnings per share guidance for 2019 including the benefit of the proposed Citoxlab acquisition. This combined guidance assumes that the transaction will be completed in the second quarter of 2019. Citoxlab is expected to be reported as part of Charles River’s DSA segment.

2019 GUIDANCE INCLUDING CITOXLAB
Charles River revenue growth, reported	10.5% - 12.0%
Contribution from Citoxlab	5% - 6%
Revenue growth including Citoxlab, reported	16% - 18%
Charles River non-GAAP EPS estimate	$6.25 - $6.40
Contribution from Citoxlab	~$0.15
Non-GAAP EPS estimate including Citoxlab (1)	$6.40 - $6.55

Footnote to Guidance Table including Citoxlab:

(1) Additional items excluded from non-GAAP earnings per share are expected to include Citoxlab acquisition and integration-related costs, which primarily include amortization of intangible assets, transaction, advisory, and integration costs. Estimates of these costs have not been finalized.

Webcast

Charles River has scheduled a live webcast on Wednesday, February 13, at 8:30 a.m. EST to discuss matters relating to this press release. To participate, please go to ir.criver.com and select the webcast link. You can also find the associated slide presentation and reconciliations of GAAP financial measures to non-GAAP financial measures on the website.

Non-GAAP Reconciliations/Discontinued Operations

The Company reports non-GAAP results in this press release, which exclude often-one-time charges and other items that are outside of normal operations. A reconciliation of GAAP to non-GAAP results is provided in the schedules at the end of this press release. In addition, the Company reports results from continuing operations, which exclude results of the Phase I clinical business that was divested in 2011. The Phase I business is reported as a discontinued operation.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, such as non-GAAP earnings per diluted share, which exclude the amortization of intangible assets, and other charges related to our acquisitions; bargain gains associated with our acquisitions; expenses associated with evaluating and integrating acquisitions and divestitures, as well as fair value adjustments associated with contingent consideration; charges, gains, and losses attributable to businesses or properties we plan to close, consolidate, or divest; severance and other costs associated with our efficiency initiatives; gain on and tax effect of the divestiture of the CDMO business; the write-off of deferred financing costs and fees related to debt financing; and costs related to a U.S. government billing adjustment and related expenses. This press release also refers to our revenue in both a GAAP and non-GAAP basis: “constant currency,” which we define as reported revenue growth adjusted for the impact of foreign currency translation, and “organic revenue growth,” which we define as reported revenue growth adjusted for foreign currency translation, acquisitions, and divestitures. We exclude these items from the non-GAAP financial measures because they are outside our normal operations. Commencing in the first quarter of 2019, we exclude the performance of our venture capital investments due to the determination that such investment gains or losses are not core to our overall operations. There are limitations in using non-GAAP financial measures, as they are not prepared in accordance with generally accepted accounting principles, and may be different than non-GAAP financial measures used by other companies. In particular, we believe that the inclusion of supplementary non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of our core operating results and future prospects without the effect of these often-one-time charges, and is consistent with how management measures and forecasts the Company's performance, especially when comparing such results to prior periods or forecasts. We believe that the financial impact of our acquisitions and divestitures (and in certain cases, the evaluation of such acquisitions and divestitures, whether or not ultimately consummated) is often large relative to our overall financial performance, which can adversely affect the comparability of our results on a period-to-period basis. In addition, certain activities and their underlying associated costs, such as business acquisitions, generally occur periodically but on an unpredictable basis. We calculate non-GAAP integration costs to include third-party integration costs incurred post-acquisition. Presenting revenue on an organic basis allows investors to measure our revenue growth exclusive of acquisitions, divestitures, and foreign currency exchange fluctuations more clearly. Non-GAAP results also allow investors to compare the Company’s operations against the financial results of other companies in the industry who similarly provide non-GAAP results. The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules and regulations. Reconciliations of the non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures are set forth in this press release, and can also be found on the Company’s website at ir.criver.com.

Caution Concerning Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “intend,” “will,” “would,” “may,” “estimate,” “plan,” “outlook,” and “project,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements also include statements regarding the projected future financial performance of Charles River and our specific businesses, including revenue (on both a reported, constant-currency, and organic growth basis), operating margins, earnings per share, the expected impact of foreign exchange rates, and the expected benefit of our life science venture capital investments; the future demand for drug discovery and development products and services, including our expectations for future revenue trends; our expectations with respect to the impact of acquisitions, including the proposed acquisition of Citoxlab, on the Company, our service offerings, client perception, strategic relationships, revenue, revenue growth rates, and earnings; our expectations regarding the timing of the close of the proposed Citoxlab acquisition, and Citoxlab’s final 2018 financial results; the development and performance of our services and products; market and industry conditions including the outsourcing of services and spending trends by our clients; the potential outcome of and impact to our business and financial operations due to litigation and legal proceedings; the impact of U.S. tax reform enacted in the fourth quarter of 2017; and Charles River’s future performance as delineated in our forward-looking guidance, and particularly our expectations with respect to revenue, the impact of foreign exchange, and enhanced efficiency initiatives. Forward-looking statements are based on Charles River’s current expectations and beliefs, and involve a number of risks and uncertainties that are difficult to predict and that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to: the ability to successfully integrate businesses we acquire; the ability to execute our efficiency initiatives on an effective and timely basis (including divestitures and site closures); the timing and magnitude of our share repurchases; negative trends in research and development spending, negative trends in the level of outsourced services, or other cost reduction actions by our clients; the ability to convert backlog to revenue; special interest groups; contaminations; industry trends; new displacement technologies; USDA and FDA regulations; changes in law; the impact of Brexit; continued availability of products and supplies; loss of key personnel; interest rate and foreign currency exchange rate fluctuations; changes in tax regulation and laws; changes in generally accepted accounting principles; and any changes in business, political, or economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas. A further description of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in Charles River's Annual Report on Form 10-K as filed on February 13, 2018, as well as other filings we make with the Securities and Exchange Commission. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Charles River, and Charles River assumes no obligation and expressly disclaims any duty to update information contained in this news release except as required by law.

About Charles River

Charles River provides essential products and services to help pharmaceutical and biotechnology companies, government agencies and leading academic institutions around the globe accelerate their research and drug development efforts. Our dedicated employees are focused on providing clients with exactly what they need to improve and expedite the discovery, early-stage development and safe manufacture of new therapies for the patients who need them. To learn more about our unique portfolio and breadth of services, visit www.criver.com.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

SCHEDULE 1
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)(1)
(in thousands, except for per share data)

	Three Months Ended		Twelve Months Ended
	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017

Total revenue	$601,530	$478,477	$2,266,096	$1,857,601
Cost of revenue (excluding amortization of intangible assets)	375,113	311,083	1,426,029	1,156,683
Selling, general and administrative	106,918	94,109	443,854	371,266
Amortization of intangible assets	17,017	10,457	64,830	41,370
Operating income	102,482	62,828	331,383	288,282
Interest income	118	193	812	690
Interest expense	(16,741)	(7,724)	(63,772)	(29,777)
Other income, net	(10,811)	13,756	13,258	37,760
Income from continuing operations, before income taxes	75,048	69,053	281,681	296,955
Provision for income taxes	14,850	98,097	54,463	171,369
Income (loss) from continuing operations, net of income taxes	60,198	(29,044)	227,218	125,586
Income (loss) from discontinued operations, net of income taxes	—	(23)	1,506	(137)
Net income (loss)	60,198	(29,067)	228,724	125,449
Less: Net income attributable to noncontrolling interests	533	782	2,351	2,094
Net income (loss) attributable to common shareholders	$59,665	$(29,849)	$226,373	$123,355

Earnings (loss) per common share
Basic:
Continuing operations attributable to common shareholders	$1.24	$(0.63)	$4.69	$2.60
Discontinued operations	$—	$—	$0.03	$—
Net income (loss) attributable to common shareholders	$1.24	$(0.63)	$4.72	$2.60
Diluted:
Continuing operations attributable to common shareholders	$1.21	$(0.63)	$4.59	$2.54
Discontinued operations	$—	$—	$0.03	$—
Net income (loss) attributable to common shareholders	$1.21	$(0.63)	$4.62	$2.54

Weighted-average number of common shares outstanding
Basic	48,143	47,337	47,947	47,481
Diluted	49,210	47,337	49,018	48,564

(1)	Effective in the first quarter of 2018, the Company adopted new accounting standard ASU 2017-07, "Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost." Prior-year income statement amounts were recast to reflect the retrospective adoption of the new pension accounting standard.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

SCHEDULE 2
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	December 29, 2018	December 30, 2017
Assets
Current assets:
Cash and cash equivalents	$195,442	$163,794
Trade receivables, net	472,248	430,016
Inventories	127,892	114,956
Prepaid assets	53,447	36,544
Other current assets	48,807	81,315
Total current assets	897,836	826,625
Property, plant and equipment, net	932,877	781,973
Goodwill	1,247,133	804,906
Client relationships, net	537,945	301,891
Other intangible assets, net	72,943	67,871
Deferred tax assets	23,386	22,654
Other assets	143,759	124,002
Total assets	$3,855,879	$2,929,922

Liabilities, Redeemable Noncontrolling Interest and Equity
Current liabilities:
Current portion of long-term debt and capital leases	$31,416	$30,998
Accounts payable	66,250	77,838
Accrued compensation	137,212	101,044
Deferred revenue	145,139	117,569
Accrued liabilities	106,925	89,780
Other current liabilities	71,280	44,460
Current liabilities of discontinued operations	—	1,815
Total current liabilities	558,222	463,504
Long-term debt, net and capital leases	1,636,598	1,114,105
Deferred tax liabilities	143,635	89,540
Other long-term liabilities	179,121	194,815
Long-term liabilities of discontinued operations	—	3,942
Total liabilities	2,517,576	1,865,906
Redeemable noncontrolling interest	18,525	16,609
Total equity attributable to common shareholders	1,317,332	1,045,080
Noncontrolling interest	2,446	2,327
Total liabilities, redeemable noncontrolling interest and equity	$3,855,879	$2,929,922

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

SCHEDULE 3
RECONCILIATION OF GAAP TO NON-GAAP
SELECTED BUSINESS SEGMENT INFORMATION (UNAUDITED)(1)(2)
(in thousands, except percentages)

	Three Months Ended		Twelve Months Ended
	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
Research Models and Services
Revenue	$128,487	$120,432	$519,682	$493,615
Operating income	31,575	12,639	136,468	114,588
Operating income as a % of revenue	24.6%	10.5%	26.3%	23.2%
Add back:
Amortization related to acquisitions	383	438	1,585	1,676
Severance	353	429	1,161	429
Government billing adjustment and related expenses	—	—	—	150
Acquisition related adjustments (3)	(23)	—	(23)	—
Site consolidation costs, impairments and other items	—	17,716	822	17,716
Total non-GAAP adjustments to operating income	$713	$18,583	$3,545	$19,971
Operating income, excluding non-GAAP adjustments	$32,288	$31,222	$140,013	$134,559
Non-GAAP operating income as a % of revenue	25.1%	25.9%	26.9%	27.3%

Depreciation and amortization	$4,904	$4,318	$19,469	$19,627
Capital expenditures	$17,067	$7,110	$35,172	$20,879

Discovery and Safety Assessment
Revenue	$358,189	$253,226	$1,316,854	$980,022
Operating income	67,186	46,802	227,577	182,796
Operating income as a % of revenue	18.8%	18.5%	17.3%	18.7%
Add back:
Amortization related to acquisitions	14,415	7,775	54,211	29,882
Severance	41	—	1,014	356
Acquisition related adjustments (3)	1,313	630	2,779	2,933
Site consolidation costs, impairments and other items	—	94	(117)	929
Total non-GAAP adjustments to operating income	$15,769	$8,499	$57,887	$34,100
Operating income, excluding non-GAAP adjustments	$82,955	$55,301	$285,464	$216,896
Non-GAAP operating income as a % of revenue	23.2%	21.8%	21.7%	22.1%

Depreciation and amortization	$29,714	$20,688	$112,976	$79,355
Capital expenditures	$38,929	$11,064	$73,425	$36,616

Manufacturing Support
Revenue	$114,854	$104,819	$429,560	$383,964
Operating income	40,308	36,335	136,212	123,898
Operating income as a % of revenue	35.1%	34.7%	31.7%	32.3%
Add back:
Amortization related to acquisitions	2,219	2,244	9,035	9,812
Severance (4)	357	873	1,227	2,493
Acquisition related adjustments (3)	112	—	112	26
Site consolidation costs, impairments and other items	—	—	159	—
Total non-GAAP adjustments to operating income	$2,688	$3,117	$10,533	$12,331
Operating income, excluding non-GAAP adjustments	$42,996	$39,452	$146,745	$136,229
Non-GAAP operating income as a % of revenue	37.4%	37.6%	34.2%	35.5%

Depreciation and amortization	$5,216	$5,572	$22,529	$22,893
Capital expenditures	$10,592	$8,077	$23,323	$15,188

Unallocated Corporate Overhead	$(36,587)	$(32,948)	$(168,874)	$(133,000)
Add back:
Severance and executive transition costs	—	—	$5,278	$—
Acquisition related adjustments (3)	618	1,189	$16,316	$3,728
Total non-GAAP adjustments to operating expense	$618	$1,189	$21,594	$3,728
Unallocated corporate overhead, excluding non-GAAP adjustments	$(35,969)	$(31,759)	$(147,280)	$(129,272)

Total
Revenue	$601,530	$478,477	$2,266,096	$1,857,601
Operating income	$102,482	$62,828	$331,383	$288,282
Operating income as a % of revenue	17.0%	13.1%	14.6%	15.5%
Add back:
Amortization related to acquisitions	17,017	10,457	64,831	41,370
Severance	751	1,302	8,680	3,278
Acquisition related adjustments (3)	2,020	1,819	19,184	6,687
Government billing adjustment and related expenses	—	—	—	150
Site consolidation costs, impairments and other items	—	17,810	864	18,645
Total non-GAAP adjustments to operating income	$19,788	$31,388	$93,559	$70,130
Operating income, excluding non-GAAP adjustments	$122,270	$94,216	$424,942	$358,412
Non-GAAP operating income as a % of revenue	20.3%	19.7%	18.8%	19.3%

Depreciation and amortization	$41,581	$33,484	$161,779	$131,159
Capital expenditures	$68,676	$28,503	$140,054	$82,431

(1)	Charles River management believes that supplementary non-GAAP financial measures provide useful information to allow investors to gain a meaningful understanding of our core operating results and future prospects, without the effect of often-one-time charges and other items which are outside our normal operations, consistent with the manner in which management measures and forecasts the Company’s performance. The supplementary non-GAAP financial measures included are not meant to be considered superior to, or a substitute for results of operations prepared in accordance with U.S. GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules, regulations and guidance.
(2)	Effective in the first quarter of 2018, the Company adopted new accounting standard ASU 2017-07, "Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost." Prior-year income statement amounts were recast to reflect the retrospective adoption of the new pension accounting standard.
(3)	These adjustments are related to the evaluation and integration of acquisitions, which primarily include transaction, third-party integration, and certain compensation costs, and fair value adjustments associated with contingent consideration.
(4)	The adjustment for FY 2017 includes transition costs associated with the February 2017 divestiture of the CDMO business.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

SCHEDULE 4
RECONCILIATION OF GAAP EARNINGS TO NON-GAAP EARNINGS (UNAUDITED)(1)
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017

Net income (loss) attributable to common shareholders	$59,665	$(29,849)	$226,373	$123,355

Less: Income (loss) from discontinued operations, net of income taxes	—	(23)	1,506	(137)
Net income (loss) from continuing operations attributable to common shareholders	59,665	(29,826)	224,867	123,492
Add back:
Non-GAAP adjustments to operating income (Refer to Schedule 3)	19,788	31,388	93,559	70,130
Gain on divestiture of CDMO business	—	—	—	(10,577)
Write-off of deferred financing costs and fees related to debt financing	—	—	5,060	—
Gain on bargain purchase (2)	—	(277)	—	(277)
Debt forgiveness associated with a prior acquisition (3)	—	(1,863)	—	(1,863)
Tax effect of non-GAAP adjustments:
Tax effect from U.S. Tax Reform (4)(5)	(2,650)	78,537	(5,450)	78,537
Tax effect from divestiture of CDMO business	—	(300)	(1,000)	17,705
Tax effect of the remaining non-GAAP adjustments	(3,617)	(9,482)	(21,656)	(21,184)
Net income from continuing operations attributable to common shareholders, excluding non-GAAP adjustments	$73,186	$68,177	$295,380	$255,963

Weighted average shares outstanding - Basic	48,143	47,337	47,947	47,481
Effect of dilutive securities:
Stock options, restricted stock units, performance share units and restricted stock	1,067	1,290	1,071	1,083
Weighted average shares outstanding - Diluted	49,210	48,627	49,018	48,564

Earnings (loss) per share from continuing operations attributable to common shareholders
Basic	$1.24	$(0.63)	$4.69	$2.60
Diluted	$1.21	$(0.63)	$4.59	$2.54

Basic, excluding non-GAAP adjustments	$1.52	$1.44	$6.16	$5.39
Diluted, excluding non-GAAP adjustments	$1.49	$1.40	$6.03	$5.27

(1)	Charles River management believes that supplementary non-GAAP financial measures provide useful information to allow investors to gain a meaningful understanding of our core operating results and future prospects, without the effect of often-one-time charges and other items which are outside our normal operations, consistent with the manner in which management measures and forecasts the Company’s performance. The supplementary non-GAAP financial measures included are not meant to be considered superior to, or a substitute for results of operations prepared in accordance with U.S. GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules, regulations and guidance.
(2)	The amount relates to an immaterial acquisition that represents the excess of the estimated fair value of the net assets acquired over the purchase price.
(3)	The amount represents the forgiveness of a liability related to the acquisition of Vital River.
(4)	The amounts for 4Q18 and FY 2018 reflect an adjustment that is related to the refinement of one-time charges associated with the enactment of U.S. Tax Reform related to the transition tax on unrepatriated earnings (also known as the toll tax), and the revaluation of U.S. federal net deferred tax liabilities.
(5)	The amount for 4Q17 and FY 2017 includes a $78.5 million estimate for the impact of the enactment of U.S. Tax Reform legislation. The estimated impact of U.S. Tax Reform consists of the one-time transition tax on unrepatriated earnings (also known as the toll tax), withholding and state taxes related to the Company’s withdrawal of its indefinite reinvestment assertion regarding unremitted earnings, and the revaluation of U.S. federal net deferred tax liabilities. The final impact of U.S. Tax Reform may differ from these estimates, due to, among other things, changes in interpretations, analysis, and assumptions made by the Company, additional guidance that may be issued by regulatory agencies, and any updated or changes to estimates the Company utilized to calculate the transition impact.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

SCHEDULE 5
RECONCILIATION OF GAAP REVENUE GROWTH
TO NON-GAAP REVENUE GROWTH, ORGANIC (UNAUDITED) (1)

For the three months ended December 29, 2018	Total CRL	RMS Segment	DSA Segment	MS Segment

Revenue growth, reported	25.7%	6.7%	41.5%	9.6%
Decrease due to foreign exchange	1.4%	1.4%	1.0%	2.1%
Contribution from acquisitions (2)	(15.7)%	—%	(29.6)%	(0.3)%
Non-GAAP revenue growth, organic (4)	11.4%	8.1%	12.9%	11.4%

For the twelve months ended December 29, 2018	Total CRL	RMS Segment	DSA Segment	MS Segment

Revenue growth, reported	22.0%	5.3%	34.4%	11.9%
Increase due to foreign exchange	(1.3)%	(1.6)%	(1.1)%	(1.4)%
Contribution from acquisitions (2)	(12.1)%	—%	(22.9)%	(0.1)%
Impact of CDMO divestiture (3)	0.1%	—%	—%	0.5%
Non-GAAP revenue growth, organic (4)	8.7%	3.7%	10.4%	10.9%

(1)	Charles River management believes that supplementary non-GAAP financial measures provide useful information to allow investors to gain a meaningful understanding of our core operating results and future prospects, without the effect of often-one-time charges and other items which are outside our normal operations, consistent with the manner in which management measures and forecasts the Company’s performance. The supplementary non-GAAP financial measures included are not meant to be considered superior to, or a substitute for results of operations prepared in accordance with U.S. GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules, regulations and guidance.
(2)	The contribution from acquisitions reflects only completed acquisitions. Manufacturing Support includes an immaterial acquisition of an Australian Microbial Solutions business.
(3)	The CDMO business, which was acquired as part of WIL Research on April 4, 2016, was divested on February 10, 2017. This adjustment represents the revenue from the CDMO business.
(4)	Organic revenue growth is defined as reported revenue growth adjusted for acquisitions, the divestiture of the CDMO business, and foreign exchange.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

SCHEDULE 6
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Twelve Months Ended
	December 29, 2018	December 30, 2017

Cash flows relating to operating activities	$ 441,140	$ 318,074
Cash flows relating to investing activities	(955,003)	(72,586)
Cash flows relating to financing activities	558,059	(208,476)
Cash flows used in discontinued operations	(3,735)	(1,809)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(9,474)	11,234

Net change in cash, cash equivalents, and restricted cash	30,987	46,437

Cash, cash equivalents, and restricted cash, beginning of period	166,331	119,894

Cash, cash equivalents, and restricted cash, end of period (1)	$ 197,318	$ 166,331

(1)	Includes restricted cash balances of $1.9 million and $2.5 million as of December 29, 2018 and December 30, 2017, respectively, which are reported in current and long-term other assets within the consolidated balance sheets.

RECONCILIATION OF 2019 GUIDANCE FOR FREE CASH FLOW (NON-GAAP) (2)

(in thousands)

Twelve Months Ended
December 28, 2019E
excluding Citoxlab
Cash flows relating to operating activities	$480,000-$490,000
Less: Capital expenditures	(~160,000)
Free cash flow (Non-GAAP)	$320,000-$330,000

(2)	Charles River management believes that supplementary non-GAAP financial measures provide useful information to allow investors to gain a meaningful understanding of our core operating results and future prospects, without the effect of often-one-time charges and other items which are outside our normal operations, consistent with the manner in which management measures and forecasts the Company’s performance. The supplementary non-GAAP financial measures included are not meant to be considered superior to, or a substitute for results of operations prepared in accordance with U.S. GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules, regulations and guidance.

CONTACT:
Investor Contacts:
Todd Spencer
Corporate Vice President,
Investor Relations
781.222.6455
todd.spencer@crl.com

Media Contact:
Amy Cianciaruso
Corporate Vice President,
Public Relations
781.222.6168
amy.cianciaruso@crl.com